Exhibit 99.1

Salem Media Group Announces Plan to Sell Its Salem Church Product Business

IRVING, Texas —(BUSINESS WIRE)—Salem Media Group, Inc. (NASDAQ: SALM) announced today that it entered into an agreement to sell its Salem Church Products business to Gloo, LLC for $30 million. When the transaction closes, scheduled for November 1, the parties will also enter into a $10 million multi-year agreement for Salem to advertise the Gloo platform’s products and services across Salem’s radio and digital platform that serves the Christian audience.

Salem Church Products creates and distributes resources for churches and ministries in the areas of church media, worship, children’s ministry, preaching, teaching and employment through online resources including WorshipHouse Media, SermonSearch, ChurchStaffing, Children’s Ministry Deals and many others.

Salem’s Chief Operating Officer David Evans said, “We are proud of the Church Products business we have built over the years. What started with a single website – SermonSearch – has grown into a successful organization providing valuable resources and services to local churches and their pastors. Any time we look to sell a business, we look for organizations that share our passion and that can take that business to the next level. Gloo is just such an organization and we couldn’t be more thrilled.”

Scott Beck, Chief Executive Officer of Gloo said, “Salem has been a tremendous partner for several years. We share their mission to equip and support the mission of the Church. Welcoming the Salem Church Products collection of brands to the Gloo platform will accelerate our ability to connect churches with a broad network of great products and producers in everything from Sunday weekend experiences, children’s resourcing, staffing and digital evangelism/discipleship. We are excited to support the Salem Church Products’ great leadership team as they accelerate their ability to serve and expand their network.”

ABOUT SALEM MEDIA GROUP:

Salem Media Group is America’s leading multimedia company specializing in Christian and conservative content, with media properties comprising radio, digital media and book and newsletter publishing. Each day Salem serves a loyal and dedicated audience of listeners and readers numbering in the millions nationally. With its unique programming focus, Salem provides compelling content, fresh commentary and relevant information from some of the most respected figures across the Christian and conservative media landscape. Learn more about Salem Media Group, Inc. at www.salemmedia.com, Facebook and Twitter.

Company Contact:

Evan D. Masyr

Executive Vice President and Chief Financial Officer

(805) 384-4512

evan@salemmedia.com